Exhibit 99.1

Harvest Natural Resources Announces

Agreement to Exchange Common Stock for

Outstanding 8.25% Senior Convertible Notes

HOUSTON, August 22, 2012 — Harvest Natural Resources, Inc. (NYSE: HNR) announced today that it has entered into an exchange agreement with a certain existing holder of its 8.25% senior convertible notes pursuant to which such noteholder agreed to exchange $1,900,000 principal amount of the notes for 339,047 shares of common stock, resulting in an effective exchange price of $5.60. The conversion price of the notes issued on February 17, 2010 was $5.71. In addition, in lieu of cash, HNR agreed to issue to the noteholder 17,955 shares of common stock at $8.73 per share in exchange for foregoing a one year interest make-whole of $156,750. After giving effect to the exchange, approximately $9,000,000 principal amount of the notes remain outstanding. The exchange is expected to close on August 27, 2012.

The material terms of the exchange agreements are described in more detail in the Company’s Current Report on Form 8-K, to be filed today with the Securities and Exchange Commission.

The common stock will be issued under Regulation D of the Securities Act of 1933, as amended. The common stock to be issued has not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration requirements. This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2011 Annual Report on Form 10-K and other public filings.

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax: 281.899.5700